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Date: August 13,1999
Amount: $50,000.00

                        Ultimate Sports Entertainment, Inc.
                              (A Delaware Corporation)

                                  Promissory Note

Ultimate Sports Entertainment, Inc., a corporation duly organized and existing under the laws of the State of Delaware, for value received, hereby promises to pay the following registered holder hereof at the address stated,

     James Skalko
     136 Vista Oak Dr.
     Longwood, FL 32779

the principal sum of fifty thousand dollars ($50,000.00) in such lawful money of the United States of America as at the time of payment shall be legal tender for the payment of public and private debts, on the terms and at the time hereinafter provided.

     This Note is subject to the following terms and provisions:

     1. Payment and Interest. The principal amount of this Note together with all interest then accrued shall be due and payable in six months from the date hereof (the "Due Date"). Interest on the outstanding principal shall accrue at the rate of twelve percent (12%) per annum from the date hereof. All interest shall be calculated on the basis of a 36$day year, counting the actual number of days elapsed from the date of this Note to the Due Date. Interest on any overdue payments of principal and interest due hereunder shall accrue and be payable at the rate of twelve percent (12%) per annum, based on the actual number of days elapsed from the date such principal or interest payment was due to the date of actual payment.

     2. Negotiability and Transferability. This Note is negotiable and transferable.


                                       Ultimate Sports Entertainment, Inc.


                                       By /s/ Frederick R. Licht
                                          -----------------------------
                                          Frederick R. Licht, President